LIST OF SUBSIDIARIES OF THE JPM COMPANY

The JPM Company of Delaware, a Delaware corporation
JPM Technology, Inc., a Delaware corporation
Denron, Inc., a California corporation
JPM Cable Assembly PTE, LTD., a Singapore corporation
JPM Czech Republic Spol S.R.O., a Czech Republic corporation
JPM Deutschland GmbH, a Federal Republic of Germany corporation
The JPM Company of Mexico, S.A. de C.V., a Mexico corporation
Electronica Pantera S.A. de C.V., a Mexico corporation
The JPM Company of Canada, a Canada corporation
Antrum Interface 725 Ltd., a Canada corporation
Ulmin S.A., an Uruguay corporation
Datalink Participacoes S/C Ltda., a Brazil corporation
AF Datalink Equipamentos de Telecomunicacoes Ltda., a Brazil corporation